GOLD FORWARD SALES CONTRACT

BY AND BETWEEN

GRIMSBY INVESTMENTS LIMITED

As Seller

AND

SALAM INTERNATIONAL LIMITED

as Purchaser

This GOLD FORWARD SALES CONTRACT (**"Agreement"**) is entered into as of the 18th June 2012, by and between Grimsby Investments Limited, a company incorporated under the laws of British Virgin Islands, having its principal place of business at c/o Celframe, 165, Level 36, Menara Citibank, Jalan Ampang, 50450, Kuala Lumpur, Malaysia (the "**Seller** "), and Salam International Limited. a company incorporated under the laws of Ras Al Khaiman United Arab Emirates having its principal place of business at Office no. 4EA-720 ,PO Box 54562 ,Dubai Airport Free Zone Dubai ,UAE (the " **Purchaser"**).

WHEREAS, Seller desires to sell and Purchaser desires to purchase certain quantities of Gold (as defined herein) on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the respective covenants and agreements hereinafter set forth and for good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated:

" **Affiliate"** shall mean any person, partnership, joint venture, corporation or other form of enterprise that directly or indirectly controls, or is controlled by, or is under common control with, a party to this Agreement. For the purposes of this paragraph, "control" shall mean possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

"**Agreement**" shall mean this Gold Forward Sales Contract, as it may be amended, restated, extended or otherwise modified from time-to-time.

"**Business Day"** shall mean a day, other than a Saturday or a Sunday, on which commercial banks are not required to be closed in London, United Kingdom. Whenever any action to be taken hereunder shall be stated to be required to be taken shall be due on a day other than a Business Day, unless otherwise specifically provided for herein, such action shall be taken on the next succeeding Business Day.

"Deficiency Quantity" shall mean with respect to a particular Delivery Date the amount by which the Required Quantity of Gold for such Delivery Date exceeds the quantity of Gold actually delivered hereunder with respect to such Delivery Date.

"Delivery Date" shall mean the date or dates specified as such in a Confirmation Letter.

" Delivery Date Index Price " shall mean the immediate second London PM Fix price for fine gold on the date immediately preceding Delivery Date or termination date minus the applicable discount; provided if such price cannot be determined, the Delivery Date Index Price shall be any alternative agreed to in writing by Seller and Purchaser.

"Delivery Point" shall mean the city/emirate of Dubai or Abu Dhabi to which a required Quantity of Gold shall be delivered on a Delivery Date. Seller is responsible for all delivery costs from its mine site to Delivery Point, including, but not limited to, shipping, certification, and insurance costs.

"Designated Properties" shall mean the properties owned or controlled by Seller namely the ARX Springs site in Queensland, Australia, from which the Gold shall be recovered.

"Effective Date" shall be the date so specified in a Confirmation Letter and shall be the effective date of this Agreement.

"Exchange Rate" means, on any date for determination, the rate at which United States dollars may be exchanged into other currency calculated by reference to such publicly available service for displaying exchange rates of a major bank in the City of London as may be determined by the Seller.

" Force Majeure " shall mean a failure by Seller to perform one or more obligations hereunder to the extent that such failure is caused by war; riot; insurrection; fire; explosion; sabotage; strikes or other labor or industrial disturbances; acts of God or the elements, including, but not limited to extraordinarily inclement weather for the mine site area and earthquakes; Governmental Requirements; disruption or breakdown of production or transportation facilities, failures of contract transporters to deliver a Required Quantity of Gold; or by any other cause, similar or dissimilar, reasonably beyond the control of Seller.

"Gold" shall mean pure gold and the trading unit is one fine troy ounce. The agreed fine gold content in troy ounces of bar weights shall be the same as established by the London Bullion Market Association.

" Governmental Requirement " shall mean all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, permits, certificates, licenses, authorizations and the like of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

"Person" shall mean any individual, corporation, company, partnership, joint venture, trust, unincorporated association, government or any commission, board, court, agency, instrumentality or political subdivision thereof, any other entity or any trustee, receiver, custodian or similar official.

"Prepaid Price" shall be the dollar amount to be paid to Seller on the Effective Date as set forth in the Confirmation Letter

"Purchaser's Gold" shall have the meaning specified in Section 2.06.

"Required Quantity" shall mean the number of Troy ounces of Gold to be delivered and received on a given Delivery Date pursuant to this Agreement as specified in the Confirmation Letter, based on the agreed price mechanism set forth in this agreement.

ARTICLE II- SALE AND PURCHASE

2.01 TERMS OF THE TRANSACTION

The Buyer proposes to buy the Gold Bullion for $105 million **(Purchase Price)** to be paid in cash.

The purchase price of the 99.9 % pure gold bullion shall be the 2nd London Metals Exchange price on the delivery date of each shipment reduced by a discount of 5% on such price

The shipments to commence within 270 days and delivery shall be to buyer's bank as designated in the contract

The gold bullion delivered shall be 99% pure gold bullion in 2.2 kg bars

Delivery shall be to buyer's bank in Dubai with all airfreight, Duty, insurance and security costs to be paid by the seller

In the event that the first shipment is delayed beyond 12 months from the due date the seller shall increase the buyers discount from 5 % to 10 % to cover buyers' bank charges/ bank interest expense or cost of funds on the $105 million purchase price paid by buyer.

The consideration for purchase shall be payable as follows:

(a) $5,000,000 **(Deposit)** shall be transferred by the Buyer following the execution of this agreement and completion of buyers due diligence by transfer to the Seller's Corporate Attorney's escrow account, David E. Price, Esq., to be held in escrow pending the completion :

PNC Bank
Escrow Account of David E. Price, PC
PNC CUS 33: (Swift Code)
530 489 5424 (Acct #)
PNC Bank
Potomac, Maryland 20854 (Branch)
1 (301) 881-6891
Georgia Dibella, Vice Pres.

(b) $100 million letter of credit in the format and from a bank acceptable to the seller will be issued and it will have a validity of 36 months term of this agreement.

(c) On receipt of each shipment of gold from the seller, the purchaser will pay cash or wire transfer the payment within 2 days of the shipment. Alternatively, if the seller has en-cashed the LC, the value of shipment shall be deemed to have been paid for by the purchaser.

2.02 MEASUREMENT AND QUALITY

All Gold delivered pursuant to this Agreement to a specific Delivery Point shall be measured through a certificate issued by Perth Mint or any other mint of international repute.

2.03 DELIVERY AND RECEIPT OF GOLD

Seller shall take such action as shall be necessary to schedule the delivery and receipt of such Gold at the Delivery Point on each Delivery Date in compliance with all rules, regulations and procedures, if any, applicable at such Delivery Point. Except as otherwise provided in Article III hereof, Purchaser shall arrange for receipt of Gold at the Delivery Point.

2.04 PAYMENT OF COSTS AND FEES

Seller shall pay all costs in connection with transportation of the Gold to the delivery point and shall be responsible for the payment of all closing fees payable in connection with delivery of Gold hereunder to the delivery point.

Seller shall be responsible hereunder for all insurance, storage, processing, separation, handling, treating, gathering, transportation, security or other costs, fees, taxes or expenses with respect to the Gold delivered hereunder until delivery to the Delivery Point.

2.05 FAILURE TO DELIVER

(a) If, for reasons other than the occurrence of a Force Majeure, Seller is unable to deliver the Required Quantity of Gold to the Purchaser at the Delivery Point in the amounts agreed upon in the Confirmation Letter, Seller shall pay, as liquidated damages, any additional insurance, storage, handling, transportation, security or other costs, fees or expenses with respect to the Gold to be delivered hereunder until such delivery occurs. If Purchaser is unable to receive the Required Quantity of Gold from Seller at the Delivery Point in the amounts agreed upon in the Confirmation Letter,

Seller shall be obligated to deliver and Purchaser shall be obligated to receive, the Required Quantity of Gold at a comparable Delivery Point reasonably acceptable to Seller and Purchaser at a mutually agreeable time, in which case Purchaser shall pay, as liquidated damages, any additional insurance, storage, handling, transportation, security or other costs, fees or expenses incurred by Seller with respect to the Gold to be delivered hereunder until such delivery occurs.

(b) If as a result of a Force Majeure, Seller is unable to meet its delivery obligation with respect to a Delivery Date at a Delivery Point, Seller and Purchaser shall mutually agree to revise the Delivery Date.

(c) If Seller is unable to perform its obligations to deliver the Required Quantity of Gold hereunder for any reason, Seller shall give notice and full particulars of such event to Purchaser as soon as reasonably possible and, if such failure is a result of Force Majeure, shall take all reasonable actions necessary to remedy the event of Force Majeure before the Delivery Date.

2.06 POSSESSION, TITLE AND RISK

Possession of and title to Gold delivered shall pass from Seller to Purchaser at the Delivery Point when the Gold is accepted by Purchaser or for Purchaser's account and is weighed and recorded (upon acceptance, such Gold shall be referred to as **"Purchaser's Gold").** Until such acceptance, Seller shall be deemed to be in control and possession of, have title to, and be responsible for all such Gold and, after such time, Purchaser shall be deemed to have title to all such Gold until such time as it is sold to any Third Party

The Gold to be delivered by Seller to Purchaser shall be free and clear of all liens including taxes and royalties for which Seller is responsible, except for those in favor of Purchaser.

The purchaser shall have ten business days from date of execution of this agreement to complete its due diligence on the sellers gold mining project Arx Springs in Queensland Australia and may arrange a site visit at its own expense to be conducted by its nominated Geologist.

2.07 RE-CALCULATION OF REQUIRED QUANTITY OF GOLD

In the event that the advance consideration as specified in clause (b) of section 2.01 is not provided to the Seller within 10 business days from the effective date of this agreement, the Seller, at its sole discretion, has the option to adjust the Required Quantity of Gold to that quantity of Gold that can be purchased with the consideration paid in clause (a) subject to the applicable discount

ARTICLE III- DESIGNATED PARTY

3.01 DESIGNATION OF PARTY FOR EXECUTION

The seller shall, at its discretion, appoint its subsidiaries or holding company as party or parties to this agreement that maybe required for the successful execution of this agreement. The norms to be followed in such a scenario are:

(a) The name of such party shall be informed by the seller to the purchaser in writing;

(b) Such party shall then be responsible for all activities including but not limited to transportation, storage, handling and other costs, fees or expenses, and all taxes applicable to Purchaser's Gold until the gold is delivered at the delivery point;

(c) All other terms of this agreement shall then become applicable to the designated party;

ARTICLE IV- REPRESENTATIONS AND WARRANTIES

4.01 REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller represents and warrants to Purchaser that:

(a) Seller is a corporation, duly formed, validly existing and in good standing under the laws of the British Virgin Islands and has all requisite power and authority to own its properties, to conduct its business as conducted at present and to execute, deliver and perform under this Agreement.

The execution, delivery and performance by Seller of this Agreement have been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered to Purchaser by Seller and is the legal, valid and binding obligation of Seller Neither the execution, delivery and performance by Seller of this Agreement nor the consummation of the transactions contemplated by this Agreement will result in or require the creation or imposition of any lien on any properties, assets or revenues of Seller.

Seller is in compliance in all-material respects with all applicable Governmental Requirements.

The Designated Properties contain independently assessed quantities of readily recoverable Gold in excess of those required to meet Seller's entire obligation hereunder in the Required Quantities at the designated Delivery Points on each Delivery Date.

There are no suits, investigations or proceedings pending or threatened against Seller or the Designated Properties. The Designated Properties are unencumbered by obligations.

4.02 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Seller that Purchaser has full power and authority to enter into this Agreement and has taken all necessary action to authorize its performance under this Agreement in accordance with its terms.

Purchaser represents and warrants to the Seller that the considerations paid under this

agreement are of clean origin and will be on a format acceptable to the sellers bank·

4.03 MUTUAL REPRESENTATIONS AND WARRANTIES

Seller and Purchaser acknowledge that this Agreement constitutes a forward contract within the meaning of relevant international commercial laws and contracts.

4.04 COVENANTS OF THE SELLER.

(a) Seller shall deliver to Purchaser a current report covering the Designated Properties, setting forth information regarding the quantities and proposed production from the Designated Properties.

(b) Seller shall maintain the Designated Properties in a good and workmanlike manner as would a prudent operator and in accordance with customary industry practices and all applicable laws, rules and regulations.

(c) Seller will pay all royalties affecting any of the Designated Properties and all costs of production and operating expenses incurred in connection with the Designated Propetties or the production of any mineral or mineral materials there from and all taxes incurred in connection with any sales transaction under this Agreement; Seller shall duly discharge all taxes, assessments and other governmental charges imposed upon the Designated Properties or the Gold produced there from, except (i) such taxes, assessments, or charges as are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with generally accepted accounting principles and (ii) taxes imposed on Purchaser as a result of this transaction.

Nothing shall preclude Seller from entering into or forming a disposal, joint venture or similar arrangement for the Designated Property. In such an event, the terms and obligations of the Seller under this agreement shall stand valid until the completion of the deliveries of the specified quantity defined under this agreement.

ARTICLE V- DEFAULT, SECURED TRANSACTION

5.01 EVENTS OF DEFAULT

Each of the following events shall constitute an "**Event of Default**" by the Seller under this Agreement:

(a) Seller shall fail to perform or observe any term, covenant or clause contained in this Agreement which would render it a material defect

(b) a warranty made by the Seller in this Agreement shall prove to have been incorrect in a material respect when made; or

(c) Seller shall generally not pay its debts as such debts become due.

5.02 REMEDIES BY THE PURCHASER

If an Event of Default has occurred, Purchaser may designate a termination date for this Agreement. Upon the designation of a termination date, the obligation of Seller to make any further deliveries of Gold under this Agreement will terminate. If notice of the termination date is given, Seller shall pay to the Purchaser an amount equal to the Delivery Date Index Price of any Deficiency Quantity within 3 Business Days after the termination date.

5.03 SECURITY INTEREST IN SEVERED GOLD

Seller hereby grants Purchaser a priority security interest in 50% of all Gold recovered from the Designated Propetties which security interest shall remain in effect until the Required Quantities of Gold are delivered to Purchaser or Purchaser's agent at the Delivery Points on the Delivery Dates.

5.04 OTHER REMEDIES

If all amounts payable when Purchaser shall not have received due under Section 5.02 on such date, Purchaser may immediately enforce its rights, at law.

ARTICLE VI -NOTICES, MISCELLANEOUS

6.01 NOTICES

All notices and other communications provided for hereunder shall be in writing and mailed, delivered or tele-copied:

To Seller

Grimsby Investments Limited
Attention: Mr. Arun Pudur
Address: C/o, Celframe, 1651 Level 36, Menara Citibank, Jalan Ampang, 50450, Kuala Lumpur, Malaysia
Email: arun@arunpudur.com

To Buyer

Salam International Limited
Attention:
Address: Western Mideast FZCO
Office no. 4EA-720
PO Box 54562
Dubai Airport Free Zone
Dubai
UAE
Email: irvingaronson@gmail.com

6.02 MISCELLANEOUS

(a) All disputes and claims arising out of or in cotmection with this contract or delivery of Gold as contemplated herein shall be governed by, and construed in accordance with the laws of United Kingdom. . All amounts of money refer to United

States Dollars.

(b) This Agreement shall inure to the benefit of and be binding upon the Seller, the Purchaser and their respective successors and assigns. Seller shall not assign any rights or delegate any obligations hereunder, except to an Affiliate, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Purchaser shall not assign its rights hereunder to any third party without the prior written consent of Seller, which consent shall not be unreasonably withheld.

(c) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, undertaking, declarations commitments or representations written or oral, in respect thereof.

(d) This Agreement may not be modified or amended except by an instrument in writing signed by the Purchaser and the Seller or by their respective successors or permitted assigns.

(e) No failure to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

(f) The remedies herein provided are cumulative and not exclusive of any remedies provided by law except as otherwise expressly provided herein. Time is of the essence of this Agreement.

(g) This Agreement may be executed in counterparts, each of which may be delivered in original, by email or facsimile form but each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument

(h) Each party hereto agrees that it will not disclose, without the prior consent of the other (other than to its employees, auditors or counsel), any information with respect to this Agreement; *provided* that nothing contained herein shall prevent disclosure of any such information (a) as has become generally available to the public, (b) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, or (c) in order to comply with any law, order, regulation or ruling applicable to such party.

6.03 ARBITRATION

Any dispute or difference between the Parties arising out of or in connection with this Agreement shall be referred to arbitration in London, to be determined in accordance with the provisions of the Arbitration Act 1996 and the London Maritime Arbitrators Association **(LMAA)** terms currently in force, and any subsequent amendments thereto.

Unless the Patties agree in writing upon a sole arbitrator, each patiy shall appoint one arbitrator. If, within 14 days of receipt of notification in writing of the appointment of an arbitrator, the receiving party fails to appoint an arbitrator then the first arbitrator shall become sole arbitrator. Where two arbitrators are appointed they shall appoint a

third as chairman. The decision of the tribunal shall be final and binding upon the Parties and can be entered as a judgment of the High Court of England and Wales.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date of 18th June 2012.

Arun Pudur, *on behalf* of Grimsby Investments Ltd

Irving Aronson, *on behalf of*

Salam International Limited.

David E. Price, Esq., as Escrow Agent.